
                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               MLC HOLDINGS, INC.


                                      AND


                          MLC NETWORK SOLUTIONS, INC.


                                      AND



                       COMPUVENTURES OF PITT COUNTY, INC.


                                      AND



             THE STOCKHOLDERS OF COMPUVENTURES OF PITT COUNTY, INC.




                                 JULY 24, 1997
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                               TABLE OF CONTENTS

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                                                                                                                        PAGE
                                                                                                                       NUMBER
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
ARTICLE 1 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1  Terms Defined in this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
ARTICLE 2 MERGER; EFFECTIVE TIME; CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1  Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.3  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
ARTICLE 3 ARTICLES OF INCORPORATION; BY-LAWS; AND DIRECTORS AND OFFICERS OF SURVIVING CORPORATION . . . . . . . . . . .   6
         3.1  Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.3  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
ARTICLE 4 MERGER CONSIDERATION; PAYMENT OF MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1  Merger Consideration; Conversion or Cancellation of Compuventures Common Shares in Merger . . . . . . . .   7
         4.2  Determination of Merger Consideration; Payment of Merger Consideration  . . . . . . . . . . . . . . . . .   7
         4.3  Fractional MLC Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.4  Transfer of Compuventures Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
ARTICLE 5 Representations and Warranties of the Individual Stockholders . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1  Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.2  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.3  Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.4  Compuventures Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
ARTICLE 6 Representations and Warranties of Solutions and MLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.1  Organization of Solutions and MLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.2  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.3  Authorization for Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.4  Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
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         6.5   Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.6   Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.7   Nasdaq National Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.8   Ownership of Solutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.9   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
ARTICLE 7 Representations and Warranties Concerning Compuventures.  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.1   Organization, Qualification, and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.3   Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.4   Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.5   Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.6   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.7   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.8   Events Subsequent to Most Recent Fiscal Year End . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.9   Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.10  Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.11  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.12  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.13  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.14  Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.15  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.16  Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.17  Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.18  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.19  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.20  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.21  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.22  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.23  Environment, Health, and Safety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.24  Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.25  Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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                               TABLE OF CONTENTS

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
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                                                                                                                       NUMBER
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         7.26  Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.27  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.28  Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.29  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.30  Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
ARTICLE 8 Pre-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.1   General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.2   Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3   Maintenance of Business; Prohibited Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.4   Full Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.5   Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.6   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.7   Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.8   Compuventures Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.9   Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.10  Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
ARTICLE 9 Post-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.1   General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2   Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3   Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.5   Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.6   MLC Common Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.7   Continuity of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.8   Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.9   Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.10  Computation of Final Tax Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.11  Reporting of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.12  Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
ARTICLE 10 Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.1  Conditions to Each Party's Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
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         10.2    Conditions to Obligation of Solutions and MLC. . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         10.3    Conditions to Obligation of the Stockholders and Compuventures . . . . . . . . . . . . . . . . . . .   32
ARTICLE 11 TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         11.1    Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         11.2    Termination by Either MLC or Compuventures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         11.3    Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         11.4    Nonsolicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
ARTICLE 12 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         12.1    Indemnity Obligations of the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         12.2    Indemnity Obligations of MLC and Solutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         12.3    Appointment of Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.4    Notification of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.5    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         12.6    Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         12.7    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         12.8    Payment of Indemnity Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
ARTICLE 13 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         13.1    Press Releases and Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         13.2    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.4    Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         13.8    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         13.9    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.10   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.11   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.12   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.13   Incorporation of Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.14   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
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         13.15  Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.16  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


SCHEDULES AND EXHIBITS:
Exhibit A-1 - Form of Employment Agreement
Exhibit A-2 - Form of Employment Agreement
Exhibit A-3 - Form of Employment Agreement
Exhibit B - Form of Escrow Agreement

Disclosure Schedule - Exceptions to Representations and Warranties Concerning
                      the Stockholders and Compuventures

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is entered into as of this 24th day of July 1997, by and among MLC Holdings, Inc., a Delaware corporation ("MLC"), and MLC Network Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of MLC ("Solutions"), and Compuventures of Pitt County, Inc., a North Carolina corporation ("Compuventures"), and Susan P. Chatham, Elaine G. Denton, Leslie H. Garner, Jr., William G. Garner, David J. Rose, III and Nan F. Spainhour, the sole stockholders of Compuventures (collectively, the "Stockholders"). MLC, Solutions, Compuventures and the Stockholders are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

         WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby Compuventures will be merged with and into Solutions and Solutions will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "Delaware GCL") and the North Carolina Business Corporation Act (the "North Carolina BCA"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which each issued and outstanding share of Compuventures common stock shall be converted into the right to receive shares of MLC common stock.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

         "Agreement" has the meaning set forth in the preface above.

         "Average Share Price" has the meaning set forth in Section 4.2(a) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compuventures AAA Account" means Compuventures accumulated adjustment account as described in Section 1368 of the Code.

         "Compuventures" has the meaning set forth in the preface above.

         "Compuventures Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Compuventures Common Shares" means the shares of the common stock, $1.00 par value, of Compuventures.

         "Compuventures Common Share Certificates" has the meaning set forth in
Section 4.1 below.

         "Confidential Information" means any information concerning the businesses and affairs of Compuventures or MLC, if any, that is not already generally available to the public.

         "Delaware GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Disclosure Schedule" has the meaning set forth in the first paragraph of Article 7 below.

         "Effective Time"  has the meaning set forth in Section 2.2 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery

Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 7.7 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Indemnification Threshold" has the meaning set forth in Section 12.6 below.

         "Knowledge" means the collective knowledge of all of the Stockholders after reasonable investigation. For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations, condition or future prospects (financial or otherwise) of such Party.

         "Merger" shall mean the merger of Compuventures with and into Solutions in accordance with the terms of this Agreement.

         "Merger Consideration" has the meaning set forth in Section 4.2(a) below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 7.7 below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section
7.7 below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 7.7 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "MLC" has the meaning set forth in the preface above.

         "MLC Common Shares" shall mean the shares of common stock, par value $0.01, of MLC.

         "Nasdaq" means the Nasdaq National Market.

         "North Carolina BCA" has the meaning set forth in the first paragraph of the Recitals above.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" or "Parties has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Representative" has the meaning set forth in Section 12.3 below.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Solutions" has the meaning set forth in the preface above.

         "Solutions Certificate of Merger" has the meaning set forth in Section
2.2 below.

         "Special Claims" has the meaning set forth in Section 12.6 below.

         "Stockholders" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, of Compuventures.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes of Compuventures, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE 2
                        MERGER; EFFECTIVE TIME; CLOSING

         2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware GCL and the North Carolina BCA, at the Effective Time, Solutions and Compuventures shall consummate the Merger in which (i) Compuventures shall be merged with and into Solutions and the separate corporate existence of Compuventures shall thereupon cease, (ii) Solutions shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of Solutions with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Delaware GCL and the North Carolina BCA.

         2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, Solutions and Compuventures shall (i) cause to be executed (A) a Certificate of Merger in the form required by the Delaware GCL (the "Solutions Certificate of Merger") and (B) a Certificate of Merger in the form required by the North Carolina BCA (the "Compuventures Certificate of Merger"), and (ii) cause the Solutions Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware GCL and Compuventures Certificate of Merger to be filed with the North Carolina Secretary of State as provided in the North Carolina BCA. The Merger shall become effective at (i) such time as the Solutions Certificate of Merger has been duly filed with the Delaware Secretary of State and Compuventures Certificate of Merger has been duly filed with the North Carolina Secretary of State or (ii) such other time as is agreed upon by the Representative and MLC and specified in the Solutions Certificate of Merger and Compuventures Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw, Pittman, Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as MLC and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 10 (the "Closing Date").

                                   ARTICLE 3
                    ARTICLES OF INCORPORATION; BY-LAWS; AND
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Articles of Incorporation. The articles of incorporation of the Solutions, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the

Surviving Corporation until thereafter amended as provided therein and under the Delaware GCL.

         3.2 By-Laws. The by-laws of the Solutions, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.3 Directors and Officers. The directors and officers of Solutions immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE 4
             MERGER CONSIDERATION; PAYMENT OF MERGER CONSIDERATION

         4.1 Merger Consideration; Conversion or Cancellation of Compuventures Common Shares in Merger. At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Compuventures Common Shares (i) shall be converted into the right to receive the Merger Consideration set forth in Section 4.2, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing such Compuventures Common Shares (the "Compuventures Common Share Certificates"), shall cease to have any rights with respect thereto, except the right to receive Merger Consideration therefor upon the surrender of such certificates in accordance with this Section 4.1 and cash in lieu of fractional MLC Common Shares as set forth in Section 4.3.

         4.2 Determination of Merger Consideration; Payment of Merger Consideration.

          (a) The consideration payable by MLC in connection with the Merger shall be $3,384,584 (the "Merger Consideration"). The Merger Consideration shall be payable in the form of MLC Common Shares, the number of which to be determined by dividing the Merger Consideration by the price of a MLC Common Share, rounded to the nearest cent, which is the average closing price for a MLC Common Share as reported on the Nasdaq over the 20 trading days immediately preceding a date which is five days prior to the Closing Date (the "Average Share Price").

          (b) At the Closing, upon surrender to MLC of Compuventures Common Share Certificates by the Stockholders for cancellation, together with any other required documents, the Stockholders shall receive the Merger Consideration pro rata based on their relative equity interests in Compuventures as of the Closing Date.

          4.3 Fractional MLC Common Shares. No certificates representing fractional MLC Common Shares shall be issued upon surrender of any Compuventures Common Share Certificates. In lieu of any fractional MLC Common Shares, there shall be paid to each holder of

Compuventures Common Shares who otherwise would be entitled to receive a fractional MLC Common Share an amount of cash (without interest) determined by multiplying such fraction by the Average Share Price.

          4.4 Transfer of Compuventures Common Shares. No transfers of Compuventures Common Shares shall be made on the stock transfer books of Compuventures after the date of this Agreement, and each Stockholder agrees not to transfer any Compuventures Common Shares after the date of this Agreement and before the Closing Date.

                                   ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL STOCKHOLDERS

         Each of the Stockholders, severally, but not jointly, represents and warrants to Solutions and MLC that the statements contained in this Article 5 are correct and complete as of the date hereof with respect to himself:

         5.1 Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Stockholders, enforceable in accordance with its terms and conditions. None of the Stockholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

         5.2 Noncontravention. Except as set forth on Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the any Stockholder is a party or by which he or she is bound or to which any of his assets is subject.

         5.3 Investment. Each of the Stockholders (A) understands that the MLC Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (B) is acquiring the MLC Common Shares solely for his own account for investment purposes, and not with a view towards the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning MLC, including, without limitation, (i) the most recent annual report on Form 10-K, (ii) the three most recent quarterly reports on Form 10-Q, (iii) any current reports on Form 8-K since December 31, 1996, in each case as filed by MLC under the Securities Exchange Act, and (iv) the most recent annual report to stockholders of MLC, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding MLC Common Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding MLC Common Shares which have not been registered under the Securities Act.

         5.4 Compuventures Common Shares. Except for the agreements set forth on Section 5.4 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number of Compuventures Common Shares set forth next to his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.4 of the Disclosure Schedule, none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any Compuventures Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of Compuventures Common Shares.

                                   ARTICLE 6
              REPRESENTATIONS AND WARRANTIES OF SOLUTIONS AND MLC

         Solutions and MLC jointly and severally represent and warrant to the Stockholders and Compuventures that the statements contained in this Article 6 are correct and complete as of the date hereof:

         6.1 Organization of Solutions and MLC. Each of Solutions and MLC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         6.2     Capital Stock.   The authorized capital stock of MLC consists
of 10,000,000 shares of common stock, $.01 par value (the "MLC Common Shares"), of which 5,311,329 shares are outstanding as of July 17, 1997, and 2,000,000 shares of preferred stock, $.01 par value, of which no shares are outstanding. Since December 31, 1996, MLC has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase MLC Common Shares. All outstanding MLC Common Shares are, and all MLC Common Shares issuable under stock option plans of MLC, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 400,000 MLC Common Shares reserved for issuance pursuant to stock option plans of MLC, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which MLC is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

         6.3 Authorization for Common Stock. The MLC Common Shares to be issued as Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of MLC will have any preemptive right or similar rights of subscription or purchase in respect thereof. The MLC Common Shares to be issued as Merger Consideration will, subject to the accuracy of the Stockholders' representations contained in Section 5.3 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The MLC Common Shares to be issued as Merger Consideration will, when issued, be approved for listing on the Nasdaq, subject to official notice of issuance.

         6.4 Authorization of Transaction. Each of Solutions and MLC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Solutions and MLC, enforceable in accordance with its terms and conditions. Neither Solutions nor MLC need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

         6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Solutions or MLC is subject or any provision of its articles of incorporation or by-laws or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Solutions or MLC is a party or by which it is bound or to which any of its assets is subject.

         6.6 Brokers' Fees. Neither Solutions nor MLC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         6.7 Nasdaq National Market. MLC is in compliance in all material respects with its Nasdaq Listing Agreement.

         6.8 Ownership of Solutions. MLC owns, and will own at the Effective Time, 100% of the equity securities of Solutions.

         6.9 Disclosure. MLC is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                   ARTICLE 7
            REPRESENTATIONS AND WARRANTIES CONCERNING COMPUVENTURES

         The Stockholders and Compuventures represent and warrant to Solutions and MLC that the statements contained in this Article 7 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Stockholders and Compuventures to Solutions and MLC on the date hereof (the "Disclosure
Schedule").   Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

         7.1 Organization, Qualification, and Corporate Power. Compuventures is a corporation duly organized, validly existing, and in good standing under the laws of North Carolina. Compuventures is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on Compuventures. Compuventures has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 7.1 of the Disclosure Schedule lists the directors and officers of Compuventures. The Stockholders have delivered to Solutions and MLC correct and complete copies of the articles of incorporation and by-laws of Compuventures (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Compuventures are correct and complete. Compuventures is not in default under or in violation of any provision of its articles of incorporation or by-laws.

         7.2 Capitalization. The entire authorized capital stock of Compuventures (the "Compuventures Common Shares") consists of 100,000 shares of common stock, $1.00 par value, of which 3,064 shares are issued and outstanding. No Compuventures Common Shares are held in treasury. All of the issued and outstanding Compuventures Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Compuventures to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Compuventures. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of Compuventures Common Shares.

         7.3 Authorization of Transaction. Compuventures has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Compuventures, enforceable in accordance with its terms and conditions. Compuventures is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

         7.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Compuventures is subject or any provision of the charter or bylaws of Compuventures or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Compuventures is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

         7.5 Title to Assets. Compuventures has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         7.6 Subsidiaries. Compuventures does not have any Subsidiaries, operating or otherwise.

         7.7 Financial Statements. Compuventures has delivered (collectively, the "Financial Statements") to MLC its (i) compiled balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the five months ended May 31, 1997 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Compuventures as of such dates and the results of operations of Compuventures for such periods, and are consistent with the books and records of Compuventures (which books and records are correct and complete in all material respects)

         7.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of Compuventures. Without limiting the generality of the foregoing, since that date:

         (a) Compuventures has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (b) Compuventures has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

         (c) no party (including Compuventures) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Compuventures is a party or by which it is bound;

         (d) Compuventures has not imposed any Security Interest upon any of its assets, tangible or intangible;

         (e) Compuventures has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

         (f) Compuventures has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

         (g) Compuventures has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

         (h) Compuventures has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (i) Compuventures has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

         (j) Compuventures has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the articles of incorporation or by-laws of Compuventures;

         (l) Compuventures has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (m) except for distributions to the Stockholders out of Compuventures AAA account or distributions to the Stockholders for the purpose of satisfying their income Tax obligations in an aggregate amount not to exceed $410,000, Compuventures has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (n) Compuventures has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

         (o) Compuventures has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

         (p) Compuventures has not, outside the Ordinary Course of Business, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (q) Compuventures has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

         (r) Compuventures has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

         (s) Compuventures has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

         (t) Compuventures has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (u) there has not been any occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business which would have a Material Adverse Effect on Compuventures; and

         (v) Compuventures is not under any legal obligation, whether written or oral, to do any of the foregoing.

         7.9 Undisclosed Liabilities. Compuventures does not have any Liability (and to the Knowledge of the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         7.10 Legal Compliance. Compuventures has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no notice has been received by the Stockholders or Compuventures regarding any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that has been filed or commenced against Compuventures alleging any failure so to comply.

         7.11    Tax Matters.

         (a) Compuventures has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Compuventures (whether or not shown on any Tax Return) have been paid. Compuventures currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Compuventures does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Compuventures that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Compuventures has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) No Stockholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Compuventures either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Compuventures for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Compuventures has delivered to Solutions and MLC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Compuventures since December 31, 1994.

         (d) Compuventures has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Compuventures has not filed a consent under Code Section 341(f) concerning collapsible corporations. Compuventures has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Compuventures has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Compuventures has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. Compuventures is not a party to any Tax allocation or sharing agreement. Compuventures (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Compuventures) or (B) has any Liability for the Taxes of any Person (other than Compuventures) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) Compuventures has been a subchapter S corporation for federal income taxes since January 1, 1988 and has made all requisite filings under the Code.

         7.12 Real Property. Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to Compuventures. The Stockholders have delivered to Solutions and MLC correct and complete copies of the leases and subleases listed in Section 7.12(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

         (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (b) no consent is required with respect to any lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

         (c) to the Knowledge of the Stockholders and Compuventures, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (d) to the Knowledge of the Stockholders and Compuventures, no party to the lease or sublease has repudiated any provision thereof;

         (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (f) with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

         (g) Compuventures has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (h) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by Compuventures in connection with the operation thereof and, to the Knowledge of Compuventures, have been operated and maintained by Compuventures in accordance with applicable laws, rules, and regulations; and

         (i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for Compuventures' operation of said facilities.

         7.13    Intellectual Property.

         (a) Compuventures owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of Compuventures as presently conducted. Each item of Intellectual Property owned or used by Compuventures immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Compuventures has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

         (b) Compuventures has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Compuventures has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Compuventures must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Compuventures.

         (c) Compuventures has no patent or registration which has been issued to Compuventures with respect to any of its Intellectual Property.

         (d) Section 7.13(d) of the Disclosure Schedule identifies each material item of Intellectual Property owned by Compuventures or each item of Intellectual Property that any third party owns and that Compuventures uses pursuant to license, sublicense, agreement, or permission. The Stockholders have delivered to Solutions and MLC correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

         (e) The Stockholders and Compuventures have no Basis to believe that anything will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

         7.14 Tangible Assets. Compuventures owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the material assets necessary to conduct Compuventures' business as it is currently being conducted.

         7.15 Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which Compuventures is a party:

         (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

         (b)     any agreement concerning a partnership or joint venture;

         (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (d)     any agreement concerning confidentiality or noncompetition;

         (e) any agreement with any of the Stockholders and their Affiliates (other than Compuventures);

         (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $60,000 or providing severance benefits;

         (h) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         (i) the agreement between Compuventures and MicroAge InfoSystems Services, Inc. (the "MicroAge M.I.S. Agreement"); or

         (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

The Stockholders have delivered to Solutions and MLC a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Stockholders and Compuventures, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no notice has been received by Compuventures or the Stockholders that any party has repudiated any provision of the agreement.

         7.16 Notes and Accounts Receivable. All notes and accounts receivable of Compuventures are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Compuventures.

         7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Compuventures.

         7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Compuventures has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage;
(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each insurance policy that is currently in effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Stockholders and Compuventures, neither Compuventures nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no notice has been received by Compuventures or the Stockholders that any party to the policy has repudiated any provision thereof. To the Knowledge of the Stockholders and Compuventures, Compuventures has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section
7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting Compuventures.

         7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which Compuventures (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on Compuventures. None of the Stockholders has any Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Compuventures.

         7.20 Employees. To the Knowledge of the Stockholders and Compuventures, no executive, key employee, or group of employees currently has any plans to terminate employment with Compuventures or as a result of this Agreement. Compuventures has not committed any unfair labor practice. None of the Stockholders or Compuventures has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Compuventures.

         7.21    Employee Benefits.

         (a) Section 7.21 of the Disclosure Schedule lists each Employee Benefit Plan that Compuventures maintains or to which Compuventures contributes.

         (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

         (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The material requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Compuventures. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a).

         (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

         (g) The Stockholders have delivered to Solutions and MLC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (h) With respect to each Employee Benefit Plan that Compuventures maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                 (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                 (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Stockholders, threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                 (iii) Compuventures has not incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Compuventures has any Basis to expect that Compuventures or the Surviving Corporation will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (i) Compuventures does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

         (j) Compuventures does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         7.22 Guaranties. Compuventures is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         7.23    Environment, Health, and Safety.

         (a) To the Knowledge of the Stockholders, Compuventures has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, Compuventures has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (b) To the Knowledge of the Stockholders, Compuventures does not have any Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Compuventures giving rise to any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         (c) To the Knowledge of the Stockholders, all properties and equipment used in the business of Compuventures has been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         7.24 Customers. The names and addresses of the top ten (based on total revenues) customers of Compuventures during fiscal year 1996 and the top ten (based on expected total revenues) non-retail customers known as of the Closing Date who are anticipated to be customers during fiscal 1997 are listed in the Disclosure Schedule. All contracts and agreements with such customers are valid, effective and enforceable and the Disclosure Schedule sets forth all customers who have account balances that are in excess of 90 days past due. Compuventures knows of no written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with Compuventures:

                 (i) any current customer of Compuventures which accounted for over 1% of total net sales of Compuventures for its most recently completed fiscal year; or

                 (ii) any current supplier to Compuventures of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which would have an Material Adverse Effect on Compuventures.

         Since the Most Recent Balance Sheet Date, (A) Compuventures has retained all sales personnel employed in connection with the operation of the business and (B) no customer (or group of customers) purchasing in the aggregate of $50,000 in products and services on a yearly basis has terminated its relationship with Compuventures.

         7.25 Related Party Agreements. Section 7.25 of the Disclosure Schedule sets forth all indebtedness to Compuventures of the Stockholders or the officers, directors or employees of Compuventures. All of such indebtedness has been or will be repaid on or before the Closing Date. Section
7.25 of the Disclosure Schedule sets forth all employees of Compuventures who have been issued credit cards for the account of Compuventures and the maximum charging limit with respect to each such credit card. The Disclosure Schedule sets forth all agreements between (i) Compuventures and its employees and (ii) Compuventures and the Stockholders.

         7.26 Product Liability. To the Knowledge of the Stockholders and Compuventures, Compuventures has no liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Compuventures giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Compuventures.

         7.27 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of Compuventures.

         7.28 Change in Control. Compuventures is not a party to any contract or arrangement, which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Merger shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Compuventures to any person or give any person the right to terminate or alter the provisions of any agreement to which Compuventures is a party.

         7.29 Inventory. The inventory of Compuventures is in good and marketable condition and is capable of being sold in the ordinary course of business without discounts to the FIFO purchase cost at which such inventory is recorded on the books and records of Compuventures as of the date of the Most Recent Balance Sheet.

         7.30 Disclosure. The representations and warranties contained in this Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

                                   ARTICLE 8
                             PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         8.1 General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below).

         8.2 Notices and Consents. Compuventures shall give any notices to third parties and shall use its reasonable best efforts to obtain any third party consents that MLC and Solutions may reasonably request in connection with the matters referred to in Section 7.3 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 5.1, Section 6.4, and Section 7.3 above.

         8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the Stockholders will not, and will not cause Compuventures to, take any action that adversely affects the ability of Compuventures (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations,
(iii) to keep available the service of its current officers and employees and
(iv) preserve its relationships with customers, suppliers and others having business dealings with it; and the Stockholders will not allow Compuventures to, without MLC's prior written consent (which consent shall not be unreasonably withheld or delayed):

         (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including Compuventures Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for Compuventures Common Shares outstanding on the date hereof;

         (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including Compuventures Common Shares);

         (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of Compuventures; provided, however, that nothing shall prohibit (subject to applicable pooling restrictions): (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with Compuventures' past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 1997 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), including, without limitation, distributions to the Stockholders from Compuventures AAA Account to pay Taxes on revenues derived by Compuventures in an aggregate amount not to exceed $150,000 or (ii) any distribution of property necessary for the representation and warranty set forth in Section 7.11 to be true and correct;

         (d) (i) grant any increases in the compensation of any of its directors, officers or executives or grant any increases in compensation to any of its employees, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by MLC in its sole discretion, (iv) except for the bonuses set forth in Section 8.3(d) of the Disclosure Schedule, pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise), or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the employment agreements referred to in Section 10.1(f);

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

         (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

         (g) adopt any amendments to its articles of incorporation or by-laws;

         (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business;

         (i) engage in the conduct of any business the nature of which is materially different from the business in which Compuventures is currently engaged;

         (j) except for expenses to be paid to Sullivan, Parrott & Co., enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of Compuventures;

         (k) forgive any indebtedness owed to Compuventures or convert or contribute by way of capital contribution any such indebtedness owed;

         (l) authorize or enter into any agreement providing for management services to be provided by Compuventures to any third-party or an increase in management fees paid by any third-party under existing management agreements;

         (m) mortgage, pledge, encumber, sell, lease or transfer any material assets of Compuventures except with the prior written consent of MLC or as contemplated by this Agreement,

         (n) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

         (o) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

         8.4 Full Access. Compuventures shall permit representatives of MLC and Solutions to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Compuventures to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Compuventures.

         8.5 Notice of Developments. Each of the Stockholders and Compuventures shall give prompt written notice to MLC and Solutions of any material adverse development occurring after the date hereof causing a breach of any of the representations and warranties in Article 7 above. Each Party will give prompt written notice to the others of any material adverse development occurring after the date hereof causing a breach of any of his own representations and warranties in Articles 5 and 6 above. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Notwithstanding the foregoing, in the event that, after receipt of such additional disclosure, MLC and Solutions close the transactions contemplated by this Agreement, MLC and Solutions shall be deemed to have waived any right to seek indemnification pursuant to Section 12 for any breach of such representation and warranty or covenant that would have otherwise occurred as a result of such additional disclosure.

         8.6 Tax Matters. Each of the Stockholders, Compuventures and MLC agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a)(2)(D) of the Code to the extent permitted by law.

         8.7 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of Compuventures, the Stockholders or MLC shall knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, knowingly taking any action, or knowingly failing to take any action, that is known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

         8.8 Compuventures Stockholder Approval. Each of the Stockholders hereby agrees to vote, at the Compuventures Stockholders Meeting, the Compuventures Common Shares owned by such Stockholder in favor of the Agreement and the transactions contemplated hereby.

         8.9     Exclusivity. None of the Stockholders or Compuventures shall
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of Compuventures (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Stockholders shall vote their Compuventures Common Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Stockholders and Compuventures shall notify MLC immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         8.10 Pooling of Interests. None of Compuventures, MLC or Solutions shall take any action which would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes.

                                   ARTICLE 9
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Corporation and MLC will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Compuventures. MLC and Solutions acknowledge and agree that they shall retain all Tax records for a period of at least four years and that the Stockholders will be entitled to reasonable access to and copies of all documents, books, records (including tax records), agreements and financial data of any sort relating to Compuventures (subject to obligations regarding confidentiality binding upon the Stockholders) in connection with (i) the preparation of any federal, state or local income or use tax returns, (ii) any audit being conducted by a governmental authority or (iii) for other similar purposes.

         9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Compuventures, each of the other Parties will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article 12 below).

         9.3 Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Compuventures from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with Compuventures prior to the Closing.

         9.4 Confidentiality. Each of the Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to MLC or lawfully destroy, at the request and option of MLC, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify MLC promptly of the request or requirement so that MLC may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Stockholders may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his best efforts to obtain, at the request of MLC and at MLC's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as MLC shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         9.5 Covenant Not to Compete. For a period of two years from and after the Closing Date, neither of William G. Garner nor Elaine G. Denton will engage directly or indirectly in any business that the Surviving Corporation or MLC conducts as of the Closing Date including, without limitation, computer equipment and peripheral leasing and financing and computer equipment and computer equipment resales and servicing. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The restrictions set forth in this Section 9.5 shall be inapplicable in the event of MLC's bankruptcy, dissolution or forced reorganization. Nothing in this Section 9.5 shall be deemed to prohibit the any of the Stockholders from owning, solely as an investment, securities of any person which are traded on a national securities exchange or quoted on a inter-dealer quotation system, provided that such securities constitute two percent (2%) or less of the outstanding equity securities of any such person and the such Stockholder is not a controlling person of, or a member of a group which controls, such person.

         9.6 MLC Common Shares. Each certificate issued to the Stockholders representing the MLC Common Shares will be imprinted with a legend substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

Each Stockholder desiring to transfer any of the MLC Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for MLC confirms is in compliance with Rule 144 of the Securities Act, must first furnish MLC with (i) a written opinion satisfactory to MLC in form and substance from counsel reasonably satisfactory to MLC to the effect that such Stockholder may transfer the MLC Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to MLC in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         9.7 Continuity of Interest. The Stockholders as a group shall not dispose of any of the MLC Common Shares received in the transaction in a manner that would cause the transaction to violate the continuity of stockholder interest requirement set forth in Treas. Reg. Section 1.368-1(b). Any Stockholder wishing to dispose of any MLC Common Shares received in the transaction within two years of the Effective Time shall provide MLC written notice, not less than 15 days prior to the intended date of disposition, specifying the number of shares which such Stockholder proposes to dispose of and an opinion of counsel reasonably satisfactory to MLC that such transfer or disposition will not violate the continuity of stockholder interest requirement set forth in Treas. Reg. Section 1.368-1(b).

         9.8 Listing. MLC shall use its best efforts to effect, at or before the issuance of any MLC Common Shares issued as Merger Consideration pursuant to Article 4, authorization for listing or quotation of such MLC Common Shares on Nasdaq, subject to official notice of issuance, and shall remain in compliance in all material respects with its Nasdaq listing agreement.

         9.9 Guarantees. MLC covenants and agrees to use commercially reasonable efforts to have the Stockholders released from any and all guarantees made by the Stockholders in connection with the operation of the Compuventures' business. In the event that MLC is unable to procure the release of the Stockholders from such guarantees, MLC hereby covenants and agrees to indemnify and hold harmless each Stockholder (and each of their spouses) from any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense (including reasonable attorneys' fees) of any nature whatsoever incurred by a Stockholder resulting from any beneficiary of a guarantee attempting to enforce its rights under such guarantee against a Stockholder.

         9.10 Computation of Final Tax Liability. Within 90 days following the Closing Date, the Stockholders shall cause Sullivan, Parrott & Co. (at MLC's cost and expense) to prepare the final Tax Return for Compuventures for the period of January 1, 1997 through the Effective Time. MLC and Solutions shall use reasonable efforts to assist Sullivan, Parrott & Co. in the preparation of such Tax Return and permit Sullivan, Parrott & Co., in accordance with Section 9.1 above, reasonable access to the Tax records.

         9.11 Reporting of Transaction. Each of the Parties shall report the Merger on his, her or its respective Tax Returns as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

         9.12 Registration Statement. MLC shall cause to be filed with the SEC a registration statement on either Form S-1 or Form S-3 no later than November 15, 1997, registering one-half of the MLC Common Shares issued to the Stockholders in connection with the Merger, and shall use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable after the date of such filing.

                                   ARTICLE 10
                       CONDITIONS TO OBLIGATION TO CLOSE

         10.1 Conditions to Each Party's Obligation. The respective obligations of MLC, Solutions, Compuventures and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of MLC and the Stockholders:

         (a) MLC Board Approval. The Board of Directors of MLC shall have approved the Merger in accordance with applicable law and approved the issuance of the MLC Common Shares to be issued as Merger Consideration pursuant to the terms of this Agreement.

         (b) Compuventures Board and Stockholder Approval. The Board of Directors of Compuventures and the Stockholders shall have approved the Merger in accordance with applicable law.

         (c) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5.1, Section 6.4, and Section 7.3 above.

         (d) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of MLC or Compuventures, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MLC to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

         (e) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in MLC Common Shares on Nasdaq, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of MLC, would have a Material Adverse Effect on Compuventures or, in the sole judgment of the Stockholders, would have a Material Adverse Effect on MLC.

         (f) Employment Agreements. William G. Garner, David J. Rose, and Elaine G. Denton shall have entered into an employment agreement with MLC in substantially the form attach hereto as Exhibits A-1, A-2 and A-3, respectively.

         (g) Escrow Agreement. MLC and the Stockholders shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Exhibit B, together with any counterparts signed by the Escrow Agent and blank stock powers executed by each of the Stockholders with respect to the MLC Common Shares to be held in the Escrow Deposit.

         10.2 Conditions to Obligation of Solutions and MLC. The obligations of Solutions and MLC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the Stockholders and Compuventures shall have delivered to Solutions and MLC a certificate to the effect that:

                 (i)      the representations and warranties set forth in
Article 5 and Article 7 above are true and correct in all material respects at and as of the Closing Date;

                 (ii) the Stockholders and Compuventures have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

                 (iii) Compuventures has procured all of the third party consents specified in Section 7.3 above; and

                 (iv) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MLC to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

         (b) Solutions and MLC shall have received an opinion dated as of the Closing Date from Knight, Clarke, Dolph & Rapaport, P.L.C., counsel to the Stockholders and Compuventures, addressed and in form satisfactory to Solutions and MLC;

         (c) MLC shall have received the resignations, effective as of the Closing, of each director and officer of Compuventures other than those whom MLC shall have specified in writing prior to the Closing;

         (d) MLC shall have received satisfactory evidence that all bonus plans under which William G. Garner, Elaine G. Denton, Susan P. Chatham and David Rose are beneficiaries have been terminated as of the Closing Date;

         (e) MLC shall have received and approved a schedule of all accrued and upaid bonuses as of the Closing Date; and

         (f) Opinion of Certified Public Accountants. MLC shall have received an opinion from Sullivan, Parrott & Co. , certified public accountants and accountants to Compuventures, addressed to MLC, and dated as of the Closing Date, that Sullivan, Parrott & Co. is not aware of any circumstance related to Compuventures that would prohibit the Merger from being accounted for as a pooling of interests for financial reporting purposes. MLC shall have received an opinion from Deloitte & Touche LLP, certified public accountants and independent accountants to MLC, addressed to MLC, and dated as of the Closing Date, that the Merger shall be accounted for as a pooling of interests for financial reporting purposes; provided, however, prior to invoking this condition, MLC shall use all reasonable efforts to obtain such opinion from Deloitte & Touche LLP. MLC may waive any condition specified in this Section
10.2 if it executes a writing so stating at or prior to the Closing.

         10.3 Conditions to Obligation of the Stockholders and Compuventures. The obligation of the Stockholders and Compuventures to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (a) Solutions and MLC shall have delivered to Stockholders and Compuventures a certificate to the effect that:

                 (i)      the representations and warranties set forth in
Article 6 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) Solutions and MLC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (b) MLC shall have delivered to the Stockholders the MLC Common Shares representing the Merger Consideration pursuant to Section 4.2.

         (c) Since December 31, 1996, there shall not have occurred or been threatened any material adverse changes in the business, properties, operations or condition (financial or otherwise) of MLC; and

         (d) the Stockholders shall have received an opinion dated as of the Closing Date from Shaw, Pittman, Potts & Trowbridge, counsel to Solutions and MLC, addressed and in form satisfactory to the Stockholders.

The Stockholders may waive any condition specified in this Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE 11
                                  TERMINATION

         11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Stockholders or the stockholder of Solutions, respectively, by the mutual written consent of MLC and the Representative .

         11.2 Termination by Either MLC or Compuventures. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Board of Directors of MLC in the event of a failure of a condition to the obligations of MLC or the Solutions set forth in Section 10.2 of this Agreement; or (b) by majority vote of the Stockholders in the event of a failure of a condition to the obligations of the Stockholders or Compuventures set forth in Section 10.3 of this Agreement; or (c) by MLC in its sole discretion in the event that the Average Share price is less than $9.00; or (d) by the Representative in the event that the Average Share Price is greater than $20.00; or (e) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other, decree, ruling or other action shall have become final and non-appealable; or (f) the Effective Time has not occurred by July 31, 1997; and provided, in the case of a termination pursuant to clause (a), (b) or (f) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause and provided further, in the case of a termination pursuant to clause
(d), that Compuventures shall provide MLC the exclusive right to renegotiate the Merger Consideration for a period not to exceed 60 days after the termination date.

         11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article 11, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

         11.4 Nonsolicitation. MLC hereby covenants and agrees that in the event that this Agreement is terminated and the Merger is not consummated, MLC shall not solicit any employees of Compuventures for a period of two years from the date of termination nor utilize any materials or information obtained by MLC during its due diligence of Compuventures for the purpose of soliciting Compuventure's customers.

                                   ARTICLE 12
                                INDEMNIFICATION

         12.1    Indemnity Obligations of the Stockholders.  Subject to Section
12.5 and Section 12.6, each of the Stockholders hereby jointly and severally agrees to indemnify and hold MLC and Solutions harmless from, and to reimburse MLC and Solutions for, any MLC Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "MLC Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Stockholders or Compuventures which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or Compuventures which are contained in or made pursuant to this Agreement (excluding the Exhibits hereto); and (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

         12.2 Indemnity Obligations of MLC and Solutions. MLC and Solutions hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders resulting from
(i) any breach of any representation and warranty of Solutions or MLC which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Solutions or MLC which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.2.

         12.3 Appointment of Representative. Each of the Stockholders hereby appoints William G. Garner as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all MLC Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary, desirable or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against MLC, defending all MLC Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and MLC Indemnity Claims, conducting negotiations with MLC and its representatives regarding such claims, dealing with MLC and the Escrow Agent under the Escrow Agreement referred to in Section 12.7(a) below with respect to all matters arising under the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. MLC shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders. The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

         12.4    Notification of Claims.  Subject to the provisions of Section
12.5 and Section 12.6, in the event of the occurrence of an event which any party asserts constitutes a MLC Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

         12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (i) the date of issuance of the report of MLC's independent accountants with respect to the audited consolidated financial statements of MLC for the fiscal year ending March 31, 1998 or (ii) the first anniversary of the Closing Date.

         12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed $25,000 in the aggregate (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not be applicable to MLC Indemnity Claims and Third-Party Indemnity Claims resulting from breaches by Compuventures or the Stockholders of the representations and warranties contained in Sections 5.4, 7.2, 7.11 and 7.23 (solely insofar as such representations and warranties contained in Section 7.23 relate to environmental matters) ("Special Claims"), which upon resolution of such Claims or judgment, shall be paid on a dollar-for-dollar basis without regard to the Indemnification Threshold. In no event shall the aggregate liability of the Stockholders under the Merger exceed fifty percent (50%) of the aggregate fair market value of the MLC Common Shares received by such Stockholders in the Merger, with such fair market value to be determined on the basis of the Average Share Price.

         12.7    Escrow.

                 (a) The Stockholders shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, such number of MLC Common Shares issued in connection with the Merger having an aggregate value (based on the Average Share Price) of five percent of the Merger Consideration (such deposit being referred to as the "Escrow Deposit"). Until such time as the aggregate amount of MLC Indemnity Claims in excess of the Indemnification Threshold and Special Claims which have been definitively resolved to be payable in favor of MLC or Solutions shall equal or exceed the amount of the Deemed Escrow Value (as hereinafter defined), all MLC Indemnity Claims and Special Claims shall be satisfied first out of the MLC Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all MLC Common Shares returned to MLC in settlement of any MLC Indemnity Claims under the Escrow Agreement shall be valued at the Average Share Price. At such time as the aggregate amount of MLC Indemnity Claims in excess of the Indemnification Threshold and Special Claims which have been definitively resolved to be payable in favor of MLC or Solutions shall exceed the Deemed Escrow Value, each of the Stockholders shall thereafter be jointly and severally liable to MLC or Solutions for such claims. The liability of the Stockholders for payable MLC Indemnity Claims in excess of the Deemed Escrow Value may be satisfied, at the election of each Stockholder, through (i) the delivery of MLC Common Shares to MLC, such shares to be valued at the Average Share Price, (ii) the payment of cash or (iii) any combination of such MLC Common Shares valued at the Average Share Price and cash.

                 (b) For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the MLC Common Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of MLC Common Shares times the Average Share Price.

         12.8 Payment of Indemnity Claims. Notwithstanding anything to the contrary herein, any liability of Solutions and MLC under this Agreement for Stockholder Indemnity Claims (other than pursuant to item (iii) of Section 12.2) shall be satisfied solely through the issuance of additional MLC Common Shares, such additional MLC Common Shares to be valued at the Average Share Price and to be issued on a pro rata basis to the Stockholders based on their relative equity interests in Compuventures immediately prior to the consummation of the Merger. With respect to any MLC Common Shares to be returned to the MLC by the Stockholders in settlement of MLC Indemnity Claims pursuant to this Section 12.8, any dividends previously paid in respect of such returned MLC Common Shares (whether paid in cash, MLC Common Shares or other property) shall also be returned to the MLC, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned MLC Common Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).

                                   ARTICLE 13
                                 MISCELLANEOUS

         13.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of MLC and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         13.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         13.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of MLC and the Representative; provided, however, that MLC may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases MLC nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         13.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Compuventures or the Stockholders:
         William G. Garner
         President
         Compuventures of Pitt County, Inc.
         313-C Clifton Street
         Greenville, North Carolina  27858
         Telecopy:  (919) 355-3932

         With copy to:
         Knight, Clarke, Dolph & Rapaport, P.L.C.
         Smithfield Building
         Suite 101A
         6160 Kempsville Circle
         Norfolk, VA  23506-3109
         Attn: Cyrus A. Dolph, IV
         Telecopy:  (757) 466-8242

         If to MLC and Solutions:
         Kleyton L. Parkhurst
         Chief Financial Officer
         MLC Holdings, Inc.
         11150 Sunset Hills Road
         Suite 110
         Reston, Virginia
         Telecopy: (703) 834-5710

         With copy to:
         Shaw, Pittman, Potts & Trowbridge
         2300 N Street, N.W.
         Washington, D.C.  20037
         Attn: John M. McDonald, Esq.
         Telecopy:  (202) 663-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any notice, request, demand, claim or other communication that is sent by telecopy, telex or electronic mail shall be followed up by a hard copy to the Party addressed within a reasonable period of time not to exceed five days.
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         13.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

         13.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by MLC and the Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         13.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         13.11 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders agree that except for an amount not to exceed $35,000 which will be assumed and paid by MLC, Compuventures has not borne or will bear any of the Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         13.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         13.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         13.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         13.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

         13.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                  MLC:

                                  MLC HOLDINGS, INC.

                                  By:
                                       ---------------------------------------
                                  Its:
                                       ---------------------------------------

                                  SOLUTIONS:

                                  MLC NETWORK SOLUTIONS, INC.

                                  By:
                                       ---------------------------------------
                                  Its:
                                       ---------------------------------------

                                  COMPUVENTURES:

                                  COMPUVENTURES OF PITT COUNTY, INC.

                                  By:
                                       ---------------------------------------
                                  Its:
                                       ---------------------------------------

                                  STOCKHOLDERS:


                                  --------------------------------------------
                                               Susan P.Chatham


                                  --------------------------------------------
                                               Elaine G. Denton


                                  --------------------------------------------
                                             Leslie H. Garner, Jr.


                                  --------------------------------------------
                                               William G. Garner


                                  --------------------------------------------
                                               David J. Rose, III


                                  --------------------------------------------
                                                Nan F. Spainhour